UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 8, 2008

Ryder System, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	1-4364	59-0739250
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

11690 NW 105th Street, Miami, Florida		33178
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(305) 500-3726

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Officers

On February 8, 2008, the Compensation Committee of our Board approved compensation actions for certain of our "named executive officers" (as defined in Item 402(a)(3) of Regulation S-K). In addition, our independent directors approved certain compensation actions for Gregory T. Swienton, our Chief Executive Officer.

2007 Cash Incentive Plan Payouts. The Compensation Committee (and the independent directors with respect to Mr. Swienton) approved the cash payouts earned under the 2007 annual cash incentive awards (annual bonus) and determined the amounts earned under our 2005 Long-Term Cash Incentive Awards for 2007 performance, in each case, in accordance with the terms and conditions of the awards which were previously filed with the Securities and Exchange Commission.

2008 Cash Incentive Awards. The Compensation Committee and the independent directors approved the terms and conditions of the 2008 annual cash incentive awards granted to our CEO and the other named executive officers under the Plan. Each award provides for the payment of a target bonus amount (expressed as a percentage of the executive’s base salary) based on the achievement of certain levels of operating revenue, return on capital and earnings per share. For 2008, the target bonus percentage approved for our CEO was increased to 120% of base salary (from 100% of base salary in 2007), and the target bonus percentages approved with respect to our other named executive officers were consistent with the percentages in effect for the 2007 annual cash incentive awards. Other than the change with respect to the CEO’s target percentage, the terms and conditions of the 2008 annual cash incentive awards are materially consistent with the terms and conditions of the 2007 awards.

2008 Equity Awards. The Compensation Committee and the independent directors also approved the grant of stock options, performance-based restricted stock rights and performance-based cash awards to the named executive officers under the Ryder System, Inc. 2005 Equity Compensation Plan (the "Plan"). Both the performance-based restricted stock rights and the performance-based cash awards will vest based on our total shareholder return (generally the change in our stock price over the performance period plus dividends paid) relative to the total shareholder return of the S&P 500 for the three—year performance period ending on December 31, 2010. In previous years, the performance-based cash awards were designed to vest in tandem with the performance-based restricted stock rights, and were intended to approximate the participant’s tax liability relating to the restricted stock. For 2008, however, the Committee decided to separate these two compensation elements such that the performance-based cash awards will vest independent of the performance-based restricted stock rights.

The Compensation Committee also approved amendments to the terms and conditions under the Plan to clarify certain language concerning the treatment of equity in the event of termination of employment for retirement, disability and death. The revised terms and conditions of the options, performance-based restricted stock rights, performance-based cash awards and restricted stock rights are attached as Exhibits 10.1, 10.2, 10.3 and 10.4 to this Current Report on Form 8-K, and are incorporated herein by reference. The foregoing description of these terms and conditions does not purport to be complete and is qualified in its entirety by reference to the terms and conditions filed as Exhibits hereto.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed as part of this Report on Form 8-K:

Exhibit 10.1: Terms and Conditions applicable to the Stock Options granted under the Ryder System, Inc. 2005 Equity Compensation Plan.

Exhibit 10.2: Terms and Conditions applicable to the Performance-Based Restricted Stock Rights granted under the Ryder System, Inc. 2005 Equity Compensation Plan.

Exhibit 10.3: Terms and Conditions applicable to the Performance-Based Cash Awards granted under the Ryder System, Inc. 2005 Equity Compensation Plan.

Exhibit 10.4: Terms and Conditions applicable to the Restricted Stock Rights granted under the Ryder System, Inc. 2005 Equity Compensation Plan.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ryder System, Inc.

February 14, 2008	By:	/s/ Robert D. Fatovic

Name: Robert D. Fatovic
Title: Executive Vice President, Chief Legal Officer and Corporate Secretary

Top of the Form

Exhibit Index

Exhibit No.	Description

10.1	Terms and Conditions applicable to the Stock Options granted under the Ryder System, Inc. 2005 Equity Compensation Plan.
10.2	Terms and Conditions applicable to the Performance-Based Restricted Stock Rights granted under the Ryder System, Inc. 2005 Equity Compensation Plan.
10.3	Terms and Conditions applicable to the Performance-Based Cash Awards granted under the Ryder System, Inc. 2005 Equity Compensation Plan.
10.4	Terms and Conditions applicable to the Restricted Stock Rights granted under the Ryder System, Inc. 2005 Equity Compensation Plan.